Exhibit 10.7

FORM RETENTION AWARD AGREEMENT

This Retention Award Agreement (the “Agreement”), dated as of 7 March 2017 (the “Effective Date”) is by and between ______________ (“Executive”) and Ensco plc, a public limited company organized under the laws of England and Wales (“Company”).
WHEREAS, on 6 March 2017 the Compensation Committee, through its Executive Compensation Subcommittee (the “Committee”) of the Board of Directors of Company (the “Board”) authorized the payment of a cash retention award to Executive in the amount of [$ £]_______________ (the “Retention Award”), payable, subject to the terms and conditions of this Agreement, as to 50% if Executive continues to provide the Services (as hereinafter defined) through 31 December 2017 (the “First Year Payment”) and 50% if Executive continues to provide the Services through 31 December 2018 (the “Second Year Payment”), (collectively the “Retention Award Payments”);
NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged by the parties hereto (the “Parties”), the Parties hereby agree as follows:
1.Retention Award Payments. The Company hereby promises to pay, or to cause Employer (as hereinafter defined) to pay Executive the First Year Payment, subject to Executive’s continued Services through 31 December 2017, within fifteen (15) days following 31 December 2017 and the Second Year Payment, subject to Executive’s continued Services through 31 December 2018, within fifteen (15) days following 31 December 2018. The Retention Award Payments shall be net of any required withholding of federal, state, or local income taxes and/or other taxes or social insurance contributions imposed by the country of residence or citizenship of Executive or the country or residence of Employer (the “Employee Taxes”).
2.    Effect of (i) Permanent and Total Disability or Death or (ii) Resignation for Good Reason or Termination by Employer Without Cause Within Two Years Following a Change in Control. In the event of termination of the Services of Executive prior to 31 December 2017 (i) as of a result of Permanent and Total Disability (as hereinafter defined) or death or (ii) by Executive’s resignation for Good Reason (as hereinafter defined) or by Employer without Cause (as hereinafter defined), in either case within two years following a Change in Control, Company shall pay, or cause Employer to pay the full Retention Award. In the event of termination of the Services of Executive after 31 December 2017 and prior to 31 December 2018 as a result of any of the circumstances set out in (i) and (ii) of this Section 2, the Company shall pay, or cause Employer to pay the full Second Year Payment.
3.    Effect of Termination by Employer Without Cause that is not Within Two Years Following a Change in Control. In the event of termination of the Services of Executive by Company without Cause on a date which is not within two years following a Change in Control but is (i) prior to 31 December 2017, the full First Year Payment shall become payable and a prorated amount of the Second Year Payment shall become payable based on a fraction, the numerator of which is the number of days in the 2017 calendar year that had elapsed as of the date Executive’s Services are terminated and the denominator of which is 730, or (ii) after 31 December 2017 and prior to 31 December 2018, the full Second Year Payment shall become payable. Any payment of the Retention Award pursuant to this Section 3 shall be paid to Executive (or to Executive’s estate in the event of his or her death) within 60 days of the date upon which such payments become owing.
4.    Effect of Voluntary Termination or Termination for Cause. In the event of termination of the Services of Executive prior to 31 December 2017 by (i) Executive for any reason other than as a result of (A) Permanent and Total Disability or death, or (B) resignation for Good Reason within two years following a Change in Control, or (ii) Employer for Cause, the Retention Award shall be cancelled and shall not be payable. In the event of termination of the Services of Executive after 31 December 2017 and prior to 31 December 2018 as a result of any of the circumstances set out in (i) and (ii) of this Section 4, the Second Year Payment shall be cancelled and shall not be payable.
5.    Definitions. The following terms shall have the following meanings:
(a)    “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with Company.
(b)    “Cause” means any of the following: (a) the willful and continued failure of Executive to perform substantially Executive’s duties and obligations (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness), (b) gross misconduct by Executive, (c) the willful and material breach by Executive of any Company policies or Company’s “Code of Conduct,” or (d) the conviction of Executive by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a crime punishable by imprisonment; provided, however, that in any of the aforementioned cases the cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a resolution duly adopted by the Board specifying that Executive is being terminated for Cause.
[FOR CEO: “Cause” means a termination of employment by Ensco Global Resources Limited or any successor Employer for any reason enumerated in Section 18.1(a) through (l) of the employment agreement entered into between Executive and Ensco Global Resources Limited dated May 3, 2014 (the “Employment Agreement”).]

(c)    “Change in Control” means the occurrence of any of the following events: (i) a change in the ownership of Company, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of the Class A Ordinary Shares, nominal value US$0.10 per share in Company (the “Shares”) that, together with Shares held by such person or group, constitutes more than 50% of the total voting power of the Shares, (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (iii) a sale of all or substantially all of the assets of Company. The determination of whether a Change in

Control has occurred shall be determined by the Committee consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable.
Notwithstanding the foregoing paragraph, a “Change in Control” of Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the voting Shares immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (i) own all or substantially all of the assets of Company as constituted immediately prior to such transaction or series of transactions, or (ii) are the ultimate parent with direct or indirect ownership of all of the voting Shares after such transaction or series of transactions.
For further clarification, a “Change in Control” of Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions effected for the purpose of changing the place of incorporation or form of organization of Company or the ultimate parent company of Company and its Affiliates.
[FOR CEO: “Change in Control” shall have the meaning set forth in the Employment Agreement.]

(d)    “Employer” means the Affiliate for whom Executive is performing Services and which has the legal relationship of employer and employee with Executive.
(e)    “Permanent and Total Disability” means that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An individual shall not be considered to suffer from Permanent and Total Disability unless such individual furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may reasonably require.
(f)    “Good Reason” means the occurrence of any of the following events (without Executive's express written consent) arising during Executive’s employment with Company or any Affiliates: (a) a material reduction in Executive's base salary or a material reduction in the aggregate overall compensation opportunity available to Executive, provided that the Board or Committee shall have the discretion to modify Executive's overall compensation package subject to the foregoing restrictions, (b) a material diminution in Executive's authority, duties or responsibilities, (c) in connection with the occurrence of a Change in Control, a permanent relocation in the geographic location at which Executive must perform Services to a location outside the Houston, Texas, or the London, England, metropolitan area, or (d) any other action or inaction that constitutes a material breach by Company of its obligations under this Agreement. In the case of Executive's allegation of Good Reason, (i) Executive shall provide notice to the Board of the event alleged to constitute Good Reason within ninety (90) days of the occurrence of such event, and (ii) Company shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. If Company does not cure the circumstance giving rise to Good Reason to Executive's reasonable satisfaction, Executive must terminate his or her employment with Company within thirty (30) days following the end of the thirty (30) day cure period described in clause (ii) above in order for his termination to be considered a termination for Good Reason.
This definition of “Good Reason” is intended to comply with the requirements for such a definition under Section 409A of the Code, but only to the extent that Section 409A of the Code is applicable to the payment or benefit being provided under the Agreement and, in that case, this term shall be interpreted in a manner which is consistent with such intent under Section 409A of the Code.

[FOR CEO: “Good Reason” shall have the meaning set forth in the Employment Agreement.]

(g)    “Services” means services rendered by Executive to Employer, Company or any of its Affiliates as an employee within the meaning of Section 3401(c) of the Code or according to local employment laws in any non-U.S. jurisdiction in which Executive is employed, as applicable. Any question as to whether and when there has been a termination of such continuous Services of Executive as an employee for purposes of this Agreement, and the cause of such termination for purposes of this Agreement, shall be determined by the Board or the Committee, and such determination shall be final, conclusive and binding.
6.    Nature of Award; No Entitlement; No Claim for Compensation. In accepting the Retention Award, Executive acknowledges the following:
(a)    The grant of the Retention Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.
(b)    The amount of the Retention Award paid to Executive in any year will not create any contractual or other right for Executive to receive the same or similar amounts in any future years.
(c)    The Retention Award shall not create a right to employment or be interpreted as forming an employment or service contract with Employer, Company or any of its Affiliates and shall not interfere with the ability of Employer, Company or any of its Affiliates, as applicable, to terminate Executive’s Services or employment relationship.
(d)    Executive is voluntarily accepting the Retention Award and participating in this Agreement.
(e)    The Retention Award and any amounts paid pursuant to this Agreement shall not be treated as part of Executive’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
(f)    No claim or entitlement to compensation or damages shall arise from forfeiture of the Retention Award resulting from Executive’s ceasing to provide employment or Services to Employer, Company or any of its Affiliates (for any reason whatsoever, whether or not such employment or Services is later found to be invalid or in breach of employment laws in the jurisdiction where Executive is employed or the terms of Executive’s employment agreement, if any). In consideration of the grant of the Retention Award to which Executive is otherwise not entitled, Executive irrevocably agrees, other than in the event of a breach of this Agreement by Company, to (i) not institute any claim against Employer, Company or any of its Affiliates in connection with this Agreement, (ii) waive the ability, if any, to bring any such claim and (iii) release Employer, Company and its Affiliates from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by receiving the Retention Award, Executive shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
7.    Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party hereto with respect to the subject matter hereof.
8.    Effective Date. This Agreement shall become effective as of the Effective Date.
9.    Language. If Executive has received this Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will take precedence.
10.    Notices. Notices delivered under this Agreement shall be delivered to Company at its principal office (Attention: General Counsel and Secretary), and to Executive at such address as Executive shall designate in writing to Company.
11.    Binding Effect and Interpretation. This Agreement shall be binding upon and inure to the benefit of any successors to Company or to Executive. The Board or the Committee shall have the authority to construe the terms of this Agreement, and such determinations shall be final and binding on Executive and Employer, Company and its Affiliates.
12.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

13.    Governing Law. This Agreement and all actions hereunder shall be governed by and construed in accordance with the laws of England and Wales, without regard to conflict of laws principles thereof.
14.    Section 409 of the Code.
(a)    To the extent required under Section 409A of the Code and the guidance and U.S. Treasury Regulations issued thereunder, it is the intention of the Parties that the provisions of this Agreement shall comply with the requirements of the short-term deferral exception to Section 409A of the Code and U.S. Treasury Regulations §1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Section 409A of the Code applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A of the Code and the U.S. Treasury Regulations issued thereunder that apply to such exception.
(b)    If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Section 409A of the Code, then the following provisions shall apply:
(i)No amount which becomes payable under this Agreement by reason of Executive’s cessation of Services shall actually be paid to Executive until the date of Executive’s cessation of Services or as soon thereafter as administratively practicable, but in no event later than the later of (A) the last day of the calendar year in which such cessation of Services occurs or (B) the fifteenth day of the third calendar month following the date of such cessation of Services; or
(ii)     No amount which becomes payable under this Agreement by reason of Executive’s cessation of Services shall actually be paid or distributed to Executive prior to the earlier of: (A) the first day of the seventh month following the date of such cessation of Services or (B) the date of Executive’s death, if Executive is deemed at the time of such cessation of Services to be a specified employee under U.S. Treasury Regulation §1.409A-1(i), as determined by Company in accordance with consistent and uniform standards applied to all other arrangements of Company under Section 409A of the Code, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. The deferred amount shall be paid in a lump sum on the first day of the seventh month following the date of Executive’s cessation of Services or, if earlier, the first day of the month immediately following the date Company receives proof of Executive’s death.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective for all purposes as of the Effective Date.
ENSCO PLC

By:___________________________
Name:
Title:

[EXECUTIVE NAME]

By:___________________________
Title: